EXHIBIT 99.4

CONCORD EFS, INC.
CAUTIONARY STATEMENTS

          Press releases and the reports and other documents we file with the Securities and Exchange Commission may contain or incorporate by reference forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates, and assumptions, based on information available at the time the document, or any document incorporated therein by reference, was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives, and expectations. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” “likely,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties, and other factors which may cause our actual performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by those statements. Important factors that could cause our actual results to differ materially from those in forward-looking statements include, but are not limited to, those indicated below. We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time. You are cautioned not to rely on forward-looking statements.

1.           If we fail to successfully execute our corporate consolidation plans, our business, operating results, and financial condition could be adversely affected.

          We typically initiate consolidation plans to integrate our acquisitions and to exit existing businesses. The plans are intended, among other things, to eliminate operational redundancies and functionally integrate acquired organizations into Concord. We cannot assure you that we will be able to combine our operations without encountering difficulties or experiencing the loss of key employees or customers or that the expected benefits from such combinations will be realized. If we are unsuccessful in executing our consolidation plans, our business, operating results, and financial condition could be adversely affected.

2.           If we lose key personnel or are unable to attract additional qualified personnel as we grow, our business could be adversely affected.

          We are dependent upon the ability and experience of a number of our key management personnel who have substantial experience with our operations, the rapidly changing electronic payment processing industry, and the selected markets in which we offer our services. It is possible that the loss of the services of one or a combination of our senior executives or key managers would have an adverse effect on our operations. Our success also depends on our ability to continue to attract, manage, and retain other qualified middle management and technical and clerical personnel as we grow. We cannot assure you that we will continue to attract or retain such personnel.

3.           Loss of key customers could adversely affect our business, operating results, and financial condition.

          As a result of our competitive business environment, we experience some customer attrition. Customer attrition is due to several factors, including losses to competitors, business acquisitions and mergers, and business closures. We cannot assure you that any of our customer contracts will be renewed or, if renewed, will be renewed on terms as favorable to us as at present. If they are not renewed, or if they are renewed on less favorable terms, we may not be able to reduce our costs in proportion to the lost revenue, because many of our costs are fixed. For example, we have a number of significant contracts that by their terms terminate on December 31, 2004. Increased attrition or renewal on less favorable terms could have an adverse effect on our business, operating results, and financial condition.

4.           We face significant competition in each of our lines of business.

          All the businesses we are engaged in are all highly competitive. The level of competition has increased in recent years, and other service providers have established a sizable market share in some of the service areas in which we compete. We expect that the level of competition will continue to increase. For example, competitors to our debit network, which consist of other national and regional debit networks, continue to consolidate as large banks merge and combine their debit networks and as shared debit networks continue to combine into larger, super-regional conglomerates. The continued expansion of the national debit networks operated by VISA and MasterCard also places increasing competitive pressure on other networks as banks seek to consolidate their network affiliations. Further, several of our competitors and potential competitors have greater capital and technological, management, and marketing resources than we have, and we cannot assure you that we will continue to be able to compete successfully with such entities. The competitive pricing pressures that would result from any increase in competition could adversely affect our margins and may have an adverse effect on our business, operating results, and financial condition.

5.           Current or future card association rules and practices could adversely affect our business, transaction volumes, operating results, and financial condition.

          EFS National Bank is a member of the VISA and MasterCard organizations and is a registered processor of Discover, American Express, and Diners Club transactions. We compete directly with VISA and MasterCard in the provision of transaction processing services. Further, the rules of the credit card associations are set by member banks or, in the case of Discover, American Express, and Diners Club, by the card issuers, and some of those banks and issuers are our competitors with respect to these services. With respect to our electronic benefits transfer (EBT) business, the governmental issuers of the benefits set the rules governing such transactions, and the financial institutions or processors hired by the government administer them. We cannot assure you that the credit card associations will maintain our registrations or that the current card association or EBT rules allowing us to market and provide transaction processing services will remain in effect. The termination of our member registration or our status as a certified processor and changes in card association or EBT rules, including any that limit our ability to provide transaction processing and marketing services, could have an adverse effect on our business, transaction volumes, operating results, and financial condition. In addition, if we were precluded from processing any of these card association transactions, there can be no assurance that our processing clients would continue to use us to process transactions in other networks.

          In addition, our STARsm network, as a result of the combination of the STAR, MAC®, and Cash Station® networks, is the first regional debit network that may potentially be viewed as achieving national status in terms of size and geographic coverage. Current VISA and MasterCard rules prohibit their members from issuing the debit cards or credit cards of any competing national network, with the exception of each other. These rules also prohibit the coexistence of competing national marks on their credit and branded debit cards. If VISA or MasterCard were to determine that STAR is a competing national network and mark, they could attempt to prohibit their members from issuing STAR-branded cards and/or prohibit the coexistence of the STAR mark with the VISA and/or MasterCard marks on debit and credit cards. If this occurred, we cannot predict whether, when forced to choose between us and other brands, issuing banks would favor us over VISA or MasterCard. Further, we could lose access to the VISA or MasterCard network and cardholders, which could adversely affect our business, automated teller machine (ATM) transactions, personal identification number (PIN)-secured and signature debit transactions, credit card transactions, operating results, and financial condition.

          Card issuers who participate in both STAR and VISA or MasterCard networks also may provide incentives for cardholders to use VISA or MasterCard signature-based systems instead of our STAR PIN-based system. Such incentives may adversely affect our business, operating results, and financial condition.

          In addition, VISA’s combined PIN-based and signature debit product called VISA Check Card II could adversely impact our Network Services business if a significant number of financial institutions issue the product or if VISA reinstitutes its original rule prohibiting the placement of competing debit marks on the product.

6.           We must remain current with rapid technological change.

          Our ability to provide services is heavily dependent upon our use of and access to computing and telecommunications technology. The businesses we are engaged in have been characterized by rapid technological change. We cannot assure you that we will be able to continue to incorporate new developments in technology or that the costs involved in doing so will not be substantial.

7.           Acquisitions involve risks that could cause our actual growth to differ from our expectations.

          We expect to continue to seek selective acquisitions as an element of our growth strategy. It is possible that recent or future acquisitions could have an adverse effect upon our operating results, particularly in the fiscal quarters immediately following the completion of such transactions while the operations of the acquired entities are being integrated into our operations. For example, we may not be able to successfully integrate acquired businesses in a timely manner. We may also incur substantial costs, delays, or other operational or financial problems in connection with such acquisitions, including during the integration process. In addition, we could incur additional indebtedness to finance acquisitions.

8.           If additional state taxes are imposed on us, our business, operating results, and financial condition could be adversely affected.

          Transaction processing companies like us may be subject to state taxation of certain portions of their fees charged to customers for their services. Application of this tax is an ongoing issue in the industry, and the states have not yet adopted uniform guidelines implementing these regulations. If we are required to pay these taxes and are unable to pass this tax expense through to our customers, our business, operating results, and financial condition could be adversely affected.

9.           Continued consolidation in the banking and retail industries could adversely affect our growth.

•	Our Network Services business could be adversely affected. As banks consolidate, our ability to successfully offer our Network Services will depend in part on whether the institutions that survive those consolidations are willing to outsource their ATM and debit processing to third-party vendors like us and whether those institutions have preexisting relationships with any of our competitors. Larger institutions with more geographically dispersed customer bases may wish to consolidate their network participation with fewer networks having the broadest geographic coverage and the best service offerings. As regional networks continue to consolidate, we may lose network business if we are unable to continue to offer a range of products that is competitive in terms of geographic distribution as well as quality and breadth of service. Larger banks that continue to participate in our network may also process proportionately fewer ATM transactions through our network as more transactions can be handled within the bank’s own internal systems.

•	Our Payment Services business could lose customers, and fee revenue could decrease. Continued consolidation in the retail industry, which makes up a substantial portion of our customer base for Payment Services, could impede our ability to grow as the survivors of such consolidation may have relationships with competitors or may be more interested in pursuing internal processing options due to their increased scale. Larger merchants with larger transaction volumes may also demand lower fees which could result in lower operating margins for us.

10.        We are subject to the business cycles and credit risk of our merchant customers.

          A recessionary economic environment could have a negative impact on our customers, particularly smaller merchants and trucking companies, which could, in turn, negatively impact our business, operating results, and financial condition. If our customers make fewer sales of their products and services, we will have fewer transactions to process, resulting in lower revenue. Similarly, if the dollar amount of those sales is smaller, we will have smaller transactions to process, also resulting in lower revenue.

          In addition, in a recessionary environment our merchant customers could experience a higher rate of bankruptcy filings which could adversely affect us financially. For example, we bear credit risk for billing disputes between credit card holders and bankrupt merchants. In the event a billing dispute between a credit card holder and a merchant is not resolved in favor of the merchant, the transaction is normally charged back to the merchant, and the purchase price is refunded to the cardholder. However, if that merchant files for bankruptcy or is otherwise unable or unwilling to pay, we must bear the credit risk for the full transaction amount of these chargebacks. Billing disputes would include instances where a customer ordered goods or services on credit, but those goods and services are not delivered by the defunct merchant. We cannot assure you that chargebacks will not increase in the future. Increases in chargebacks that are not paid by merchants could have an adverse effect on our business, operating results, and financial condition.

11.        The outcome of litigation involving VISA and MasterCard could have a negative impact on our business.

          VISA and MasterCard have been sued by the Department of Justice (DOJ) for alleged violation of the federal antitrust laws arising out of their respective functionally identical policies of (1) allowing members in the respective organization to issue cards participating in the other organization’s system and (2) prohibiting their members from issuing cards in competing systems other than VISA, MasterCard, or Citigroup, the largest owner/member of VISA and MasterCard. The potential impact of this litigation on us depends upon whether or not the DOJ is successful, and if it is successful, the relief ordered by the court. We do not currently issue cards in either system and have not been deemed to operate a competing system by either VISA or MasterCard. If VISA and MasterCard are permitted to prohibit members from issuing cards in competing systems, however, there could be a significant negative impact on us if VISA or MasterCard were then to deem the STAR debit network to be a competing system for these purposes.

          VISA and MasterCard also have been sued in a class action case brought by merchants who allege that VISA and MasterCard have (1) unlawfully tied merchant acceptance of VISA and MasterCard signature debit cards to merchant acceptance of VISA and MasterCard credit cards and (2) attempted and conspired to monopolize the market for debit cards, a market in which we compete against VISA and MasterCard. The potential impact of this litigation on us depends upon whether or not the plaintiffs are successful and, if they are successful, the relief ordered by the court or, if they are not successful, the business practices adopted by VISA and MasterCard as a result.

12.        Utility and system interruptions or processing errors could adversely affect our business, operating results, and financial condition.

          In order to process transactions promptly, our computer equipment and network servers must be functional on a 24-hour basis, which requires access to telecommunications facilities and the availability of electricity. Further, with respect to certain processing services for the STAR debit network, we are dependent on the systems and services of a third party vendor. Telecommunications services and the electricity supply are susceptible to disruption. Computer system interruptions and other processing errors, whether involving our own systems or our third party vendor’s system, may result from such disruptions or from human error or other unrelated causes. Any extensive or long-term disruptions in our processing services could cause us to incur substantial additional expense, which could have an adverse effect on our business, operating results, and financial condition.

13.        We may be susceptible to fraud occurring at the merchant level.

          Merchant fraud includes recording false sales transactions or false credits by the merchant or its customers. Under some circumstances we bear the risk of incidents of merchant fraud. It is possible that incidents of merchant fraud could increase in the future. Increased incidents of merchant fraud could have an adverse effect on our business, operating results, and financial condition. As part of our processing business, we sponsor the participation of a variety of independent sales organizations, financial institutions, and other entities into debit, credit, and EBT networks. As sponsor, we could bear the credit and fraud risk of those entities under some circumstances. Increased bankruptcy or incidence of fraud among these institutions could have an adverse effect on our business, operating results, and financial condition.

14.        Changes in card association fees, products, or practices could increase our costs or otherwise limit our operations.

          From time to time, VISA, MasterCard, Discover, American Express, and Diners Club increase the organization and/or processing fees (known as interchange fees) that they charge. For example, in April 2002 MasterCard increased its fees, and in October 2002 VISA increased its fees. It is possible that competitive pressures will result in our absorbing a portion of such increases in the future, which would increase our operating costs, reduce our profit margin, and adversely affect our business, operating results, and financial condition. Furthermore, the rules and regulations of the various card associations and networks prescribe certain capital requirements. Any increase in the capital level required would further limit our use of capital.

15.        Revenue growth in ATM processing could slow because of market saturation or restrictions on surcharging.

          Revenue from “convenience fees” or “surcharges” imposed by owners of ATMs, including us, has been a significant factor in the recent growth in our ATM processing business, since such fees have encouraged ATM owners to deploy additional terminals. There have been initiatives at the federal, state, and local levels to limit surcharges, although state and local initiatives have generally been overturned by the courts. To the extent that ATM deployment does not continue to grow at recent rates due to the enactment and successful enforcement of statutory restrictions on surcharges, the availability of fewer favorable retail ATM locations, market saturation, or other factors, demand for our ATM processing services may not continue to grow at recent rates or may decline.

16.        Rules and regulations governing financial institutions and changes to those rules and regulations could limit our business.

          We are a financial holding company and a bank holding company subject to regulation under the Bank Holding Company Act of 1956, as amended, and to regulation by the Board of Governors of the Federal Reserve System (Federal Reserve). Our bank subsidiary, EFS National Bank, is a national banking association established under the National Bank Act and is subject to additional regulation by the Office of the Comptroller of the Currency as well as the Federal Reserve. The Federal Deposit Insurance Corporation insures the domestic deposits of EFS National Bank under the Federal Deposit Insurance Act. The restrictions imposed by these and other laws governing the activities of national banks and their holding companies and related regulations and restrictions imposed by regulatory agencies limit our discretion and the discretion of EFS National Bank and its affiliates in operating their businesses. These limitations include:

•	restrictions on engaging in activities that are not approved by the Federal Reserve as financial in nature or incidental or complementary to a financial activity,

•	restrictions on mergers and acquisitions involving companies engaged in activities other than those approved by the Federal Reserve as financial in nature or incidental or complementary to a financial activity,

•	narrower constraints on activities, mergers, and acquisitions if EFS National Bank does not remain well capitalized and well managed or does not maintain “satisfactory” ratings under the Community Reinvestment Act,

•	minimum capital requirements at both the holding company and bank levels,

•	restrictions on dividends by EFS National Bank,

•	restrictions on intercompany transactions, and

•	restrictions on tie-ins involving the products or services of EFS National Bank.

          Our failure to comply with financial institution rules and regulations applicable to us could have a material adverse effect on us, including regulatory enforcement proceedings, incurring financial or other penalties, being subject to cease and desist orders, and, in certain cases, being required to divest our depository institution subsidiary EFS National Bank.

          Material changes in applicable federal or state regulation of financial institutions could increase our operating costs, change the competitive environment, or otherwise adversely affect us. We cannot assure you that these laws and regulations will not be amended or interpreted differently by regulatory authorities, or that new laws and regulations will not be adopted, which could adversely affect our business, operating results, and financial condition.

          In addition, we are subject to the financial privacy provisions of the Gramm-Leach-Bliley Act (the GLB Act). As a result, certain consumer financial information that we receive may be subject to limitations on reuse and redisclosure under the GLB Act. Additionally, pending legislation at the state and federal levels may further restrict our information gathering and disclosure practices. Existing and potential future privacy laws may limit our ability to develop new products and services that make use of certain data gathered through our Network Services and Payment Services businesses.

          The USA Patriot Act, which includes a number of provisions designed to enhance the United States regime for combatting money laundering and terrorist financing, also may affect our business, operating results, and financial condition. We offer products and services that assist financial institutions in complying with the USA Patriot Act. However, the USA Patriot Act, and particularly its requirements for verification of the identity of customers engaging in various types of financial transactions, may also depress demand for other transaction processing services. These new provisions to address money laundering and terrorist financing also create new compliance risks, with potentially significant consequences from violations, including monetary penalties and adverse consideration in regulatory applications.

17.        The timing and extent of changes in interest rates could have a significant impact on the returns on our investments.

          Expectations regarding and the actual timing of changes in the Federal Funds interest rate could impact the returns on our investable funds. A significant portion of our available-for-sale securities are fixed income securities with values that generally move in the opposite direction of changes in interest rates. This has little impact if we hold the securities to maturity, but if we sell a fixed income security before maturity, the amount of our gain or loss could vary dramatically with fluctuations in interest rates.

          The Federal Reserve generally lowers interest rates to stimulate the economy and generally raises interest rates to fight inflation. Given that the Federal Reserve has lowered interest rates several times in the past two years, our investment income has been and could continue to be negatively affected as our cash flow from receipt of interest payments and proceeds from securities sold, called, or matured is reinvested in lower yielding securities due to declining interest rates.

          In the event that interest rates rise, our investment portfolio could decrease in value and some expected maturities could lengthen, which would impact our investment strategies.

18.        The price of our common stock could be volatile.

          In recent years, there has been and may continue to be significant volatility in the market price for our common stock. Factors such as changes in quarterly operating results, the gain or loss of significant contracts, the entry of new competitors into our markets, changes in management, announcements of technological innovations or new products by us or our competitors, and general events and circumstances beyond our control could have a significant impact on the future market price of our common stock and the relative volatility of such market price. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. Following volatility in the market price of our common stock, various securities fraud class action lawsuits and shareholder derivative actions were filed against us, our directors, and certain of our officers.

19.        We face certain litigation risks.

          We are party to lawsuits in the normal course of our business. Also, we and our directors and certain of our officers have been named as defendants in a number of securities fraud class action lawsuits and shareholder derivative actions. Litigation can be expensive, lengthy, and disruptive to normal business operations. Moreover, the results of complex legal proceedings are difficult to predict. An unfavorable resolution or settlement of a particular lawsuit could have an adverse effect on our business, operating results, and financial condition.